Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 124 to the Registration Statement on Form N-1A of Fidelity Capital Trust: Fidelity Value Fund of our reports dated December 15, 2015; Fidelity Disciplined Equity Fund and Fidelity Capital Appreciation Fund of our reports dated December 16, 2015; Fidelity Focused Stock Fund of our reports dated December 17, 2015 relating to the financial statements and financial highlights which appears in the October 31, 2015 Annual Report to Shareholders of the above referenced funds which is also incorporated by reference into the Registration Statement.

We also consent to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP Boston, Massachusetts December 21, 2015